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                                                               Exhibit 99.(d)(2)


                                                                    May 24, 2000

VIA FACSIMILE

                           Confidentiality Agreement
                           -------------------------


Dear Ladies and Gentlemen:

          In order to evaluate a possible acquisition transaction (the "Proposed Transaction") between InfrastruX Group, Inc. ("InfrastruX") and UTILX Corporation ("UTILX"), each may disclose and deliver to the other party, upon execution and delivery by InfrastruX and UTILX of this letter agreement, certain information about its properties, employees, finances, businesses and operations (such party when disclosing such information being the "Disclosing Party" and such party when receiving such information being the "Receiving Party"). All such information furnished by the Disclosing Party or its Representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this letter agreement as "Proprietary Information." Proprietary Information does not include, however, information which (1) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (2) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives or (3) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or any of its Representatives, or is otherwise not under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party. As used in this letter agreement, the term "Representative" means, as to any person, such person's affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons. As used in this letter agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

          Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party agrees (1) except as required by law, regulation, legal process or regulatory authority to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in the evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and to cause those persons to observe the terms of this letter
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agreement, (2) not to use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction and (3) except as required by law, regulation, legal process or regulatory authority, not to disclose to any person (other than those of its Representatives who are actively and directly participating in the evaluation of the Proposed Transaction or who otherwise need to know for the purpose of evaluating the Proposed Transaction and, in the case of each such Representative, whom it will cause to observe the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives. The Receiving Party will be responsible for any breach of the terms of this letter agreement by the Receiving Party or any of its Representatives.

          In the event that the Receiving Party is requested pursuant to, or required by, applicable law, regulation or regulatory authority or stock exchange rule or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party agrees that it will provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy, to consult with the Receiving Party with respect to the Disclosing Party taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained or that the Disclosing party waives compliance with the terms of this letter agreement, the Receiving Party will furnish only that portion of any Proprietary Information which the Receiving Party is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Proprietary Information.

          The parties hereto are aware, and each party will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

          The Receiving Party acknowledges that neither the Disclosing Party nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and the Receiving Party agrees that none of such persons shall have any liability to the Receiving Party or any of its Representatives relating to or arising from the use of any Proprietary Information by the Receiving Party or any of its Representatives or for any errors therein or omissions therefrom. The Receiving Party also agrees that it is not entitled to rely on the accuracy or completeness of any Proprietary Information and that it shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to it in any final acquisition agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.
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          Each party hereto agrees that, without the prior written consent of the other party, it will not for a period of two years from the date hereof directly or indirectly solicit for employment or employ any person who is now employed by the other party and who is identified as a result of any evaluation or otherwise in connection with the Proposed Transaction; provided, however, that neither party shall be prohibited from employing any such person who contacts such party on his or her own initiative and without any direct or indirect solicitation by such party.

          If either party hereto determines that it does not wish to proceed with the Proposed Transaction, it will promptly advise the other party of that decision. In such case, or in the event that the Proposed Transaction is not consummated by InfrastruX and UTILX, each party will promptly return to the other party all copies of Proprietary Information in its possession or in the possession of any of its Representatives and will not retain any copies or other reproductions in whole or in part of such material. All other documents, memoranda, notes, summaries, analyses, extracts, compilations, studies or other material whatsoever prepared by it or any of its Representatives based on the Proprietary Information will be destroyed, and such destruction will be certified in writing to the other party by an authorized officer supervising such destruction. Any oral Proprietary Information will continue to be the subject of this letter agreement.

          Each party agrees that all inquiries, requests for information and other communications with the other party or such other party's Representatives shall only be made through or with the consent of the Chief Executive Officer of such other party or any designee thereof.

          Each party agrees that, for a period of two years from the date of this letter agreement, unless such party shall have been specifically invited in writing by the other party, neither party nor any of its affiliates (as such term is defined under the Securities Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (1) effect or seek, offer or propose (whether publicly or otherwise) to effect, or assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the other party or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the other party or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party; (2) form, join or in any way participate in a "group" (as defined under the 1934 Act); (3) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party; (4) take any action which might force the other party to make a public announcement regarding any of the types of matters set forth in (1) above; or (5) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The foregoing restrictions will not affect John Durbin's ability to perform his duties and responsibilities as a director of UTILX or to receive stock or rights to acquire stock of UTILX pursuant to any compensatory plan for directors of
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UTILX, except that it is expected that Mr. Durbin will not participate as a director of UTILX in any matters presented to the Board of Directors of UTILX regarding the Proposed Transaction.

          Each of InfrastruX and UTILX agree that until a final agreement regarding the Proposed Transaction has been executed by InfrastruX and UTILX, none of InfrastruX, UTILX or any of their respective Representatives is under any legal obligation and, in the case of InfrastruX and its Representatives shall have no liability to UTILX and, in the case of UTILX and its Representatives shall have no liability to InfrastruX, in each case of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise. Each of InfrastruX and UTILX also acknowledge and agree that (1) InfrastruX Representatives and UTILX Representatives, as the case may be, may conduct the process that may or may not result in the Proposed Transaction in such manner as each of InfrastruX or UTILX, in its sole discretion, may determine (including, without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to InfrastruX or UTILX, as the case may be) and (2) each of InfrastruX and UTILX reserves the right to change (in its sole discretion, at any time and without notice to UTILX or InfrastruX, as the case may be) the procedures relating to InfrastruX's or UTILX's, as the case may be, consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with UTILX or InfrastruX, as the case may be, and requesting that UTILX or InfrastruX return all Proprietary Information to InfrastruX or UTILX, as the case may be).

          Without prejudice to the rights and remedies otherwise available to each of the parties hereto, each such party shall be entitled to equitable relief by way of injunction or otherwise if the other party or any of its Representatives breaches or threatens to breach any of the provisions of this letter agreement.

          It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          This letter agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Washington.

          This letter agreement shall not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party.

          This letter agreement contains the entire agreement between InfrastruX and UTILX concerning confidentiality of the Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon InfrastruX or UTILX, unless approved in writing by each of the parties hereto.
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          Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                UTILX CORPORATION


                                By: /s/ William Weisfield
                                   -------------------------------------
                                   William M. Weisfield
                                   President and Chief Executive Officer

Accepted and Agreed as of
the date first written above:

INFRASTRUX GROUP, INC.


By: /s/ John Durbin
   ----------------
  Name: John Durbin
  Title: Chief Executive Office